Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE Jan. 22, 2008

Tellabs reports fourth-quarter revenue of $469 million

Announces plan to reduce annual costs and operating expenses by $100 million

Naperville, Ill. — Tellabs today reported fourth-quarter 2007 revenue of $469 million, up 3% from $455 million in the fourth quarter of 2006. For the year 2007, Tellabs revenue totaled $1.9 billion, down 6% from $2.0 billion in 2006.

Tellabs earned $6 million or 1 cent per share in the fourth quarter of 2007 on a GAAP basis, down 78% from $29 million or 7 cents per share in the fourth quarter of 2006. On a non-GAAP basis, Tellabs earned $17 million or 4 cents per share, down 63% from $47 million or 10 cents per share in the fourth quarter of 2006. Non-GAAP results exclude pretax charges of $15 million for special items, including $8 million or 1.3 cents per share in equity-based compensation expense.

For the year 2007, Tellabs earned $65 million or 15 cents per share on a GAAP basis, down 67% from $194 million or 43 cents per share for the year 2006. Tellabs’ 2007 non-GAAP earnings were $104 million or 24 cents per share, down 60% from $258 million or 57 cents per share in 2006. Non-GAAP earnings exclude pretax charges of $60 million for special items, including $31 million or 4.6 cents per share in equity-based compensation expense.

To improve profitability, Tellabs is implementing a plan to increase gross profit margins and reduce operating expenses. Under this plan, together with the restructuring announced in September 2007, Tellabs expects to achieve $100 million in savings by the end of 2008. Reductions include $75 million from annual operating expenses and $25 million from overhead costs of products and services. Included in the $100 million plan are future workforce reductions of approximately 225 employees, in addition to 125 employees who were affected by the September restructuring. Under this plan, Tellabs will take charges of $12 million to $14 million during 2008, including approximately $8 million in the first quarter of 2008.

“Last year, nearly half of Tellabs revenue came from new products added since 2003,” said Krish A. Prabhu, Tellabs president and chief executive officer. “Gross profit margins are trending up, and Tellabs’ plan will reduce annual costs and operating expenses by $100 million. Unfortunately, implementation of the plan will impact Tellabs’ workforce.”

Broadband — Fourth-quarter 2007 revenue from the broadband segment totaled $274 million, up 10% from $249 million in the fourth quarter of 2006. Full-year 2007 revenue from the broadband segment was $1,018 million, down 6% from $1,080 million in 2006. Within the broadband segment, for the fourth quarter of 2007:

•	Data revenue was $40 million, up 29% from $31 million in the fourth quarter of 2006.

•	Access revenue grew 12% to $154 million from $138 million in the fourth quarter of 2006.

•	Managed access revenue of $80 million was flat with $80 million in the fourth quarter of 2006.

Transport — Fourth-quarter 2007 revenue from the transport segment totaled $136 million, down 14% from $159 million in the fourth quarter of 2006. Full-year 2007 revenue from the transport segment was $673 million, down 14% from $778 million in 2006.

Services — Fourth-quarter 2007 services revenue was $59 million, up 26% from $47 million in the fourth quarter of 2006. Full-year 2007 revenue from the services segment was $222 million, up 22% from $183 million in 2006.

First-Quarter 2008 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Tellabs expects current market conditions to continue. Based on normal fourth-quarter to first-quarter seasonality, we expect first-quarter 2008 revenue to be in the mid-$450 million range, plus or minus. First-quarter 2008 non-GAAP gross margin is expected to be 37%, plus or minus; non-GAAP gross margin excludes about $2 million in equity-based compensation expense. First-quarter 2008 non-GAAP operating expense is expected to be flat to slightly down from the fourth quarter. We expect the expense decline to accelerate in the second half of 2008 as we generate improvements from our $100 million plan. Non-GAAP operating expense excludes about $12 million in equity-based compensation expense and amortization of purchased intangibles.

Share Repurchase — Under previously announced share repurchase plans, Tellabs repurchased 20.6 million shares for $147 million during the fourth quarter of 2007. In the year 2007, Tellabs repurchased 25.1 million shares for $195.9 million.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Standard Time today to discuss its fourth-quarter results and provide its outlook for the first quarter of 2008. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Standard Time today, until 10:30 p.m. Central Standard Time on Thursday, Jan. 24, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 29919350. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market and the S&P 500. www.tellabs.com

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Forward-Looking Statements — This news release contains forward-looking statements, including but not limited to the guidance information contained in this release that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the response of customers and competitors, industry consolidation and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2007/4q07.pdf

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Fourth Quarter		Year
	12/28/07	12/29/06	12/28/07	12/29/06
In millions, except per-share data	Unaudited		Unaudited
Revenue
Products	$409.9	$407.8	$1,691.3	$1,858.6
Services	59.2	46.9	222.1	182.6

	469.1	454.7	1,913.4	2,041.2

Cost of Revenue
Products	271.2	241.0	1,085.9	987.0
Services	41.4	30.3	153.2	120.6

	312.6	271.3	1,239.1	1,107.6

Gross Profit	156.5	183.4	674.3	933.6

Gross profit as a percentage of revenue	33.4%	40.3%	35.2%	45.7%

Gross profit as a percentage of revenue - products	33.8%	40.9%	35.8%	46.9%
Gross profit as a percentage of revenue - services	30.1%	35.4%	31.0%	34.0%

Operating Expenses
Research and development	86.7	82.7	343.1	356.9
Sales and marketing	44.6	46.3	176.6	179.8
General and administrative	24.3	29.2	99.1	113.5
Intangible asset amortization[1]	5.6	8.0	22.5	28.6
Restructuring and other charges	0.2	6.1	5.8	8.0

	161.4	172.3	647.1	686.8

Operating (Loss) Earnings	(4.9)	11.1	27.2	246.8

Other Income
Interest income, net	12.6	12.5	50.9	45.7
Other income (expense), net	(6.1)	(0.8)	(7.9)	(7.8)

	6.5	11.7	43.0	37.9

Earnings Before Income Tax	1.6	22.8	70.2	284.7
Income tax benefit (expense)	4.7	6.3	(5.2)	(90.6)

Net Earnings	$6.3	$29.1	$65.0	$194.1

Net Earnings Per Share
Basic	$0.01	$0.07	$0.15	$0.44

Diluted	$0.01	$0.07	$0.15	$0.43

Weighted Average Shares Outstanding
Basic	430.7	440.5	436.6	445.9

Diluted	433.0	445.9	441.1	454.1

[1]	The fourth quarter of 2006 includes a $1.4 million impairment charge for developed technology.

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	12/28/07	12/29/06
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$213.0	$153.6
Investments in marketable securities	1,005.5	1,146.5

	1,218.5	1,300.1

Other marketable securities	291.0	288.6
Accounts receivable, net of allowances of $3.0 and $3.8	363.8	411.0
Inventories
Raw materials	35.3	34.5
Work in process	11.7	19.7
Finished goods (includes costs of $6.8 and $28.6 related to deferred revenue)	124.2	112.8

	171.2	167.0
Income taxes	10.6	10.7
Miscellaneous receivables and other current assets	56.6	55.2

Total Current Assets	2,111.7	2,232.6

Property, Plant and Equipment
Land	21.2	20.8
Buildings and improvements	209.6	205.5
Equipment	439.3	411.2

	670.1	637.5
Accumulated depreciation	(367.7)	(329.6)

	302.4	307.9
Goodwill	1,110.5	1,107.4
Intangible Assets, net of amortization	67.0	89.6
Other Assets	155.0	184.9

Total Assets	$3,746.6	$3,922.4

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$91.3	$119.5
Accrued compensation	49.1	70.7
Restructuring and other charges	10.8	7.8
Income taxes	83.8	97.9
Stock loan	291.0	288.6
Deferred revenue	30.0	55.4
Other accrued liabilities	117.0	122.3

Total Current Liabilities	673.0	762.2

Long-Term Restructuring Liabilities	14.4	22.3
Income Taxes	78.9	128.2
Other Long-Term Liabilities	67.0	71.4

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 493,900,528 and 489,034,812 shares issued	4.9	4.9
Additional paid-in capital	1,459.5	1,395.3
Treasury stock, at cost: 75,177,591 and 49,919,908 shares	(796.7)	(598.7)
Retained earnings	2,113.3	2,042.0
Accumulated other comprehensive income	132.3	94.8

Total Stockholders’ Equity	2,913.3	2,938.3

Total Liabilities and Stockholders’ Equity	$3,746.6	$3,922.4

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year
	12/28/07	12/29/06
In millions	Unaudited
Operating Activities
Net earnings	$65.0	$194.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	90.7	103.5
Stock-based compensation	32.1	52.2
Deferred income taxes	(2.7)	39.4
Excess tax benefits from stock-based compensation	(2.1)	(15.3)
Restructuring and other charges	5.8	8.0
Other than temporary impairment charge	5.7	7.0
Net changes in assets and liabilities:
Accounts receivable	68.4	(81.9)
Inventories	3.7	(52.7)
Miscellaneous receivables and other current assets	2.5	9.1
Other assets	15.4	(0.2)
Accounts payable	(40.0)	21.4
Restructuring and other charges	(10.7)	(9.8)
Deferred revenue	(25.4)	46.1
Other accrued liabilities	(32.2)	(10.6)
Income taxes	(29.3)	(8.7)
Other long-term liabilities	(15.0)	16.2

Net Cash Provided by Operating Activities	131.9	317.8

Investing Activities
Capital expenditures	(57.7)	(67.2)
Disposals of property, plant and equipment	2.1	3.1
Payments for purchases of investments	(1,240.9)	(1,654.4)
Proceeds from sales and maturities of investments	1,380.9	822.1

Net Cash Provided by (Used for) Investing Activities	84.4	(896.4)

Financing Activities
Proceeds from issuance of common stock under stock plans	31.4	99.6
Repurchase of common stock	(198.0)	(275.9)
Excess tax benefits from stock-based compensation	2.1	15.3

Net Cash Used for Financing Activities	(164.5)	(161.0)

Effect of Exchange Rate Changes on Cash	7.6	12.4

Net Increase (Decrease) in Cash and Cash Equivalents	59.4	(727.2)
Cash and Cash Equivalents - Beginning of Year	153.6	880.8

Cash and Cash Equivalents - End of Year	$213.0	$153.6

RESULTS OF OPERATIONS

For the fourth quarter of 2007, our revenue was $469.1 million, up 3.2% from $454.7 million in the fourth quarter of 2006. For the year 2007, revenue was $1,913.4 million, down 6.3% from $2,041.2 million in 2006.

Consolidated gross margin decreased 6.9 percentage points to 33.4% in the fourth quarter compared with 40.3% in the fourth quarter of 2006. For the full year, consolidated gross margin was down 10.5 percentage points to 35.2% from 45.7% in 2006.

Operating expenses decreased by $10.9 million to $161.4 million in the fourth quarter of 2007, compared with $172.3 million in the fourth quarter of 2006. For the full year, operating expenses were $647.1 million, down $39.7 million from $686.8 million in 2006.

Net earnings for the fourth quarter of 2007 were $6.3 million or $0.01 per share (basic and diluted) compared with $29.1 million or $0.07 per share (basic and diluted) in the same period of 2006. Net earnings for the year were $65.0 million or $0.15 per share (basic and diluted) compared with $194.1 million or $0.44 per basic share and $0.43 per diluted share for the full-year 2006.

Revenue (in millions)

	Fourth Quarter			Year
	2007	2006	Change	2007	2006	Change
Products	$409.9	$407.8	$2.1	$1,691.3	$1,858.6	$(167.3)
Services	59.2	46.9	12.3	222.1	182.6	39.5

Total revenue	$469.1	$454.7	$14.4	$1,913.4	$2,041.2	$(127.8)

In 2007, product revenue increased $2.1 million in the fourth quarter and declined $167.3 million on a full-year basis compared with 2006. The increase in the quarter was due to higher revenue from our access and data products in our Broadband segment. This was partially offset by lower revenue from our Transport segment. The decrease for the year was primarily due to reduced product revenue from our Transport segment, including lower revenue from our Tellabs® 5500 digital cross-connect partially offset with higher revenue from our Tellabs® 7100 Optical Transport Systems (OTS). Our Broadband segment also saw lower revenue from our access and managed access products.

In 2007, services revenue increased $12.3 million in the fourth quarter and $39.5 million on a full-year basis compared with the same periods in 2006. The increase was due to higher revenue from deployment, support and professional services.

On a geographic basis, revenue from customers in North America was $333.9 million in the fourth quarter of 2007, up 5.1% from a year ago. Revenue from customers outside North America was $135.2 million in the fourth quarter of 2007, down 1.3% from a year ago. On a full-year basis, North America revenue was $1,413.5 million, down 8.7% from a year ago. Revenue from customers outside North America was $499.9 million, up 1.4% from a year ago.

Gross Margin

	Fourth Quarter			Year
	2007	2006	% Point Change	2007	2006	% Point Change
Products	33.8%	40.9%	(7.1)%	35.8%	46.9%	(11.1)%
Services	30.1%	35.4%	(5.3)%	31.0%	34.0%	(3.0)%
Consolidated	33.4%	40.3%	(6.9)%	35.2%	45.7%	(10.5)%

In 2007, our product margin decreased in the fourth quarter and for the full year compared with the same periods in 2006. The decrease was due primarily to a product mix shift with fewer Tellabs® 5500 digital cross-connects and more Tellabs® 7100 Optical Transport Systems (OTS) and Optical Network Terminals (ONT) products.

Our services margin decreased in the fourth quarter and full year 2007 compared with 2006, due primarily to higher revenue from lower-margin deployment services.

Operating Expenses (in millions)

	Fourth Quarter			Percent of Revenue
	2007	2006	Change	2007	2006
Research and development	$86.7	$82.7	$4.0	18.5%	18.2%
Sales and marketing	44.6	46.3	(1.7)	9.5%	10.2%
General and administrative	24.3	29.2	(4.9)	5.2%	6.4%

Subtotal	155.6	158.2	(2.6)	33.2%	34.8%

Intangible asset amortization	5.6	8.0	(2.4)
Restructuring and other charges	0.2	6.1	(5.9)

Total Operating Expenses	$161.4	$172.3	$(10.9)

	Year			Percent of Revenue
	2007	2006	Change	2007	2006
Research and development	$343.1	$356.9	$(13.8)	17.9%	17.5%
Sales and marketing	176.6	179.8	(3.2)	9.2%	8.8%
General and administrative	99.1	113.5	(14.4)	5.2%	5.6%

Subtotal	618.8	650.2	(31.4)	32.3%	31.9%

Intangible asset amortization	22.5	28.6	(6.1)
Restructuring and other charges	5.8	8.0	(2.2)

Total Operating Expenses	$647.1	$686.8	$(39.7)

Operating expenses decreased by $10.9 million to $161.4 million in the fourth quarter of 2007, compared with $172.3 million in the fourth quarter of 2006. For the full year 2007, operating expenses decreased by $39.7 million to $647.1 million compared with the same period in 2006. The reduction in our operating expenses for the quarter and year was primarily due to reduced accruals for incentive compensation plans. The increase in research and development expenses in the fourth quarter of 2007 was due to higher prototype and third party development costs, which we expect will continue into the second quarter of 2008.

Our restructuring and other charges for the full year of 2007 were for headcount-related costs and reflect our plan, announced in the third quarter of 2007, to better align our operating expenses with current revenue and market conditions.

Other Income (in millions)

	Fourth Quarter			Year
	2007	2006	Change	2007	2006	Change
Interest income, net	$12.6	$12.5	$0.1	$50.9	$45.7	$5.2
Other income (expense), net	(6.1)	(0.8)	(5.3)	(7.9)	(7.8)	(0.1)

Total	$6.5	$11.7	$(5.2)	$43.0	$37.9	$5.1

Interest income, net, was higher in the fourth quarter and for the full year compared with 2006, due to larger invested balances. In the fourth quarter and for the full year of 2007, we had a charge of $5.2 million for an other-than-temporary impairment from investments in marketable securities and a charge of $0.5 million for a write-down of a long-term equity investment. In 2006, we had a charge of $0.9 million in the fourth quarter and $7.0 million for the full year for the write-down of long-term equity investments.

Income Taxes

For the full year of 2007, we recorded a tax expense of $5.2 million for an effective tax rate of 7.4%, compared with a tax expense of $90.6 million and an effective tax rate of 31.8% for the full year of 2006. For the fourth quarter of 2007 we recorded a tax benefit of $4.7 million, compared with a tax benefit of $6.3 million for the fourth quarter of 2006. Our income taxes for the quarter include a $7.3 million net benefit. This net benefit consists of the release of a reserve associated with the lapsing of the statue of limitations in a foreign jurisdiction, partially offset by increases to certain foreign and state income tax provisions.

Segments

Revenue (in millions)

	Fourth Quarter			Year
	2007	2006	Change	2007	2006	Change
Broadband	$274.3	$249.3	10.0%	$1,018.6	$1,080.4	(5.7)%
Transport	135.6	158.5	(14.4)%	672.7	778.2	(13.6)%
Services	59.2	46.9	26.2%	222.1	182.6	21.6%

Total revenue	$469.1	$454.7	3.2%	$1,913.4	$2,041.2	(6.3)%

Segment Profit* (in millions)

	Fourth Quarter			Year
	2007	2006	Change	2007	2006	Change
Broadband	$31.6	$19.5	62.1%	$39.1	$120.4	(67.5)%
Transport	24.1	69.4	(65.3)%	237.5	414.5	(42.7)%
Services	18.8	17.5	7.4%	72.2	65.7	9.9%

Total segment profit	$74.5	$106.4	(30.0)%	$348.8	$600.6	(41.9)%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of purchased deferred stock compensation and intangibles, restructuring and other charges, and the impact of equity-based compensation (which contains restricted stock and performance stock units granted after June 30, 2006, and stock options).

Broadband

Revenue

Revenue from our Broadband segment was $274.3 million in the fourth quarter of 2007, up $25.0 million from the prior-year quarter. For the year, revenue from our Broadband segment was $1,018.6 million, down $61.8 million from 2006. While our access and managed access revenue decreased in the year, our data product revenue increased.

For the fourth quarter, access revenue increased to $154.0 million in 2007 from $137.9 million in 2006. For the year, access revenue decreased to $566.8 million in 2007 from $652.9 million in 2006. Access revenue was higher in the fourth quarter due to higher ONT unit volume. Access revenue was lower for the year due to lower unit prices on our single-family ONTs, lower revenue from fiber-to-the-curb platforms, and lower revenue from independent operating companies for copper-based platforms. The decrease in revenue was partially offset by higher revenue from increased ONT unit volume. Approximately 71% of access revenue came from fiber-based platforms in the fourth quarter of 2007, with the balance coming from copper-based platforms.

Managed access revenue declined slightly to $80.3 million in the fourth quarter of 2007 from $80.4 million in the same quarter of 2006. For the year, managed access revenue declined to $291.3 million from $320.4 million in 2006. Revenue decreased in both time periods due to lower demand in our Europe, Middle East and Africa (EMEA) region for our Tellabs® 6300 SDH transport product. In addition, our revenue was lower from our Tellabs® 2300 cable telephony product, which is late in its life cycle. Partially offsetting our decrease in the quarter and for the full year was higher revenue from our Tellabs® 8100 managed access system driven by large network expansions.

Data product revenue was $40.0 million in the fourth quarter of 2007, up 29.0% from the year-ago quarter. Data product revenue was $160.5 million for the full year of 2007, up 49.9% compared with 2006. For the quarter, we saw an increase in data revenue from service providers in the EMEA region for wireless backhaul applications. In addition, for the full year we also saw an increase in revenue from existing and new customers for our next-generation data products.

Segment Profit

Our Broadband segment profit was $31.6 million in the fourth quarter of 2007 compared with $19.5 million in the fourth quarter of 2006. For the year 2007, our Broadband segment profit was $39.1 million, down $81.3 million from $120.4 million in 2006. Our segment profit increase in the fourth quarter was attributable to increased data and managed access product revenue. The decrease in our segment profit for the full year was primarily due to higher revenue from single-family ONTs and lower revenue from access products sold into existing copper-based networks, partially offset by an increase in revenue from our data products.

Transport

Revenue

Revenue from our Transport segment was $135.6 million in the fourth quarter of 2007, compared with $158.5 million in the fourth quarter of 2006. On a full-year basis, transport revenue was $672.7 million, down from $778.2 million in the comparable period of 2006. Our revenue declined in both time periods due to lower product revenue, including our Tellabs® 5500 digital cross-connect, from North American wireless service providers. This decrease was partially offset by higher revenue from North American wireline service providers for the rollout of our Tellabs® 7100 OTS with reconfigurable optical add/drop multiplexer (ROADM).

During the fourth quarter of 2007, approximately 28% of the Tellabs® 5500 digital cross-connect product revenue came from new systems, system expansions and system upgrades. The remaining balance of 72% consisted of port-card growth on the installed base. We shipped approximately 1.1 million T-1 equivalents during the fourth quarter of 2007 and approximately 6.4 million in the full-year of 2007. In 2006, we shipped approximately 1.8 million in the fourth quarter and 10.1 million for the year.

Segment Profit

Our Transport segment profit was $24.1 million in the fourth quarter of 2007, down from $69.4 million in the fourth quarter of 2006. Our segment profit for the year was $237.5 million, compared with $414.5 million for the full-year 2006. The decreases for the quarter and the year were due to lower segment revenue primarily from our Tellabs® 5500 digital cross-connect and a shift in our product mix, which includes higher amounts of Tellabs® 7100 OTS revenue.

Services

Revenue

Revenue from our Services segment grew by $12.3 million to $59.2 million for the fourth quarter of 2007, compared with $46.9 million in the fourth quarter of 2006. On a full-year basis, revenue from our Services segment was $222.1 million in 2007, up $39.5 million from the full-year 2006. During both time periods, our revenue from deployment services increased, which includes revenue for the rollout of our Tellabs® 7100 OTS product. Our revenue also increased from support and professional services.

Segment Profit

Our Services segment profit was $18.8 million for the fourth quarter of 2007, up $1.3 million from the fourth quarter of 2006. For full-year, Services segment profit was $72.2 million in 2007, up $6.5 million from $65.7 million in 2006. The increase for the fourth quarter was due to higher revenue, including higher-margin support and lower-margin deployment services. The increase for the year was also due to higher revenue, including an increase in higher-margin support services.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,218.5 million as of the end of the fourth quarter of 2007, which decreased by $153.4 million during the quarter and $81.6 million since year-end 2006. The decrease in the fourth quarter and year was primarily driven by cash used to repurchase our common stock and for the purchase of capital equipment, partially offset by cash from operating activities for the quarter of $7.5 million and $131.9 million for the year.

Under a previously announced share repurchase programs, we repurchased 20.6 million shares of our common stock at a cost of $147.0 million during the fourth quarter of 2007. In 2007, we repurchased 25.1 million shares of our common stock at a cost of $195.9 million. We have $29.9 million remaining under the 2006 repurchase programs.

During the fourth quarter of 2007, Tellabs’ Board of Directors authorized an additional $600 million for the repurchase of our stock. We provide no assurance that we will continue or change our repurchase activity. We cannot estimate the timing of any such change or the impact on our cash, cash equivalents and marketable securities.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future available sources of working capital include cash-on-hand and cash generated from future operations, and may include short-term or long-term financing, equity offerings or any combination of these sources. Our current policy is to retain our earnings to provide funds to enhance stockholder value by continuing to expand our business and support our operating activities. We may also continue to use our funds to repurchase our common stock. We do not anticipate paying a cash dividend in the foreseeable future.

Subsequent Event

To improve profitability, we are implementing a plan to increase gross profit margins and reduce operating expenses. Under this plan, together with the restructuring announced in September 2007, we expect to achieve $100 million in savings by the end of 2008. Reductions include $75 million from annual operating expenses and $25 million from overhead costs of products and services. Included in the $100 million plan are future workforce reductions of approximately 225 employees, in addition to 125 employees who were affected by the September restructuring. We expect to record restructuring charges in the range of $12 million to $14 million of which approximately $6 million to $7 million will be severance costs and $6 million to $7 million will be facility and asset related charges. Estimated cash payments under the plan are in the range of $11 million to $12 million. We anticipate a first quarter 2008 charge of approximately $8 million.

TELLABS, INC.

CONSOLIDATED NON-GAAP STATEMENTS OF INCOME (1)

(Unaudited)

	Fourth Quarter		Change	Year		Change
In millions, except per-share data	12/28/07	12/29/06		12/28/07	12/29/06
Revenue
Products	$409.9	$407.8		$1,691.3	$1,858.6
Services	59.2	46.9		222.1	182.6

	469.1	454.7	3.2%	1,913.4	2,041.2	-6.3%

Cost of Revenue
Products	270.4	240.2		1,083.3	984.3
Services	40.5	29.4		149.9	116.9

	310.9	269.6		1,233.2	1,101.2

Gross Profit	158.2	185.1	-14.5%	680.2	940.0	-27.6%

Gross profit as a percentage of revenue	33.7%	40.7%	-17.2%	35.5%	46.1%	-22.8%

Gross profit as a percentage of revenue - products	34.0%	41.1%	-17.2%	35.9%	47.0%	-23.6%
Gross profit as a percentage of revenue - services	31.6%	37.3%	-15.3%	32.5%	36.0%	-9.7%

Operating Expenses
Research and development	83.7	78.7		331.4	339.4
Sales and marketing	42.8	44.2		170.3	171.4
General and administrative	22.3	26.8		92.0	99.8

	148.8	149.7		593.7	610.6

Operating Earnings	9.4	35.4		86.5	329.4

Other Income
Interest income, net	12.6	15.1		50.9	48.3
Other income (expense), net	(5.6)	(2.5)		(7.4)	(3.4)

	7.0	12.6		43.5	44.9

Earnings Before Income Tax	16.4	48.0		130.0	374.3
Income tax benefit (expense)	1.0	(1.2)		(25.7)	(116.4)

Net Earnings	$17.4	$46.8		$104.3	$257.9

Net Earnings Per Share
Basic	$0.04	$0.11		$0.24	$0.58

Diluted	$0.04	$0.10		$0.24	$0.57

Weighted Average Shares Outstanding
Basic	430.7	440.5		436.6	445.9

Diluted	433.0	445.9		441.1	454.1

(1)	In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP statements of income as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP statements of income eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance. The Company’s management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s statements of income, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP statements of income.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

	Fourth Quarter 2007 (a)			Year 2007 (b)
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$312.6	$(1.7)	$310.9	$1,239.1	$(5.9)	$1,233.2
Gross Profit	156.5	1.7	158.2	674.3	5.9	680.2
Operating Expenses	161.4	(12.6)	148.8	647.1	(53.4)	593.7
Other Income	6.5	0.5	7.0	43.0	0.5	43.5
Income Tax Benefit (Expense)	4.7	(3.7)	1.0	(5.2)	(20.5)	(25.7)
Net Earnings	$6.3	$11.1	$17.4	$65.0	$39.3	$104.3
Earnings Per Share - Basic	$0.01	$0.03	$0.04	$0.15	$0.09	$0.24
Earnings Per Share - Diluted	$0.01	$0.03	$0.04	$0.15	$0.09	$0.24

	Fourth Quarter 2006 (c)			Year 2006 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$271.3	$(1.7)	$269.6	$1,107.6	$(6.4)	$1,101.2
Gross Profit	183.4	1.7	185.1	933.6	6.4	940.0
Operating Expenses	172.3	(22.6)	149.7	686.8	(76.2)	610.6
Other Income	11.7	0.9	12.6	37.9	7.0	44.9
Income Tax Benefit (Expense)	6.3	(7.5)	(1.2)	(90.6)	(25.8)	(116.4)
Net Earnings	$29.1	$17.7	$46.8	$194.1	$63.8	$257.9
Earnings Per Share - Basic	$0.07	$0.04	$0.11	$0.44	$0.14	$0.58
Earnings Per Share - Diluted	$0.07	$0.03	$0.10	$0.43	$0.14	$0.57

Note: Equity-based compensation expense includes restricted stock and performance stock units granted after June 30, 2006 and stock options.

(a)	The $1.7 million charge to Cost of Revenue reflects equity-based compensation.

The $12.6 million charge to Operating Expenses reflects $6.8 million for equity-based compensation, $5.6 million for amortization of purchased intangible assets, and $0.2 million of restructuring expenses due to a change in estimate for previous restructuring plans.

The $0.5 million charge to Other Income reflects a loss on the write-down of a long-term equity investment.

(b)	The $5.9 million charge to Cost of Revenue reflects equity-based compensation.

The $53.4 million charge to Operating Expenses reflects $25.1 million for equity-based compensation, $22.5 million for amortization of purchased intangible assets, and $5.8 million of restructuring expenses, which includes $5.5 million for a restructuring plan to reduce our workforce to meet strategic business objectives and $0.3 million due to a change in estimate for previous restructuring plans.

The $0.5 million charge to Other Income reflects a loss on the write-down of a long-term equity investment.

(c)	The $1.7 million charge to Cost of Revenue reflects equity-based compensation.

The $22.6 million charge to Operating Expenses reflects $8.5 million for equity-based compensation, $8.0 million for amortization of purchased intangible assets, and $6.1 million for restructuring charges relating to facilities.

The $0.9 million charge to Other Income reflects losses on the write-down of certain long-term equity investments.

(d)	The $6.4 million charge to Cost of Revenue reflects equity-based compensation.

The $76.2 million charge to Operating Expenses reflects $35.5 million for equity-based compensation, $28.6 million for amortization of purchased intangible assets, $4.1 million for amortization of deferred compensation related to acquisitions, and $8.0 million for a restructuring plan to reduce our U.S. workforce to better align our resources with our current financial operating model and for restructuring charges relating to facilities.

The $7.0 million charge to Other Income reflects losses on the write-down of certain long-term equity investments.